Exhibit 99.1
For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. CELEBRATES 50 YEARS OF TRADING ON THE NEW YORK STOCK EXCHANGE
Two Current Directors, R. Randall Rollins and Henry B. Tippie,
Present at the 1968 Listing Ceremony will Ring The Closing Bell®

Atlanta, GA, Aug. 8, 2018 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company, today announced that Company executives, members of the Board of Directors and guests will visit the New York Stock Exchange (NYSE) on Friday, August 10 and ring The Closing Bell® at 4:00 p.m. ET to commemorate the Company’s 50th anniversary of trading on the NYSE.  In honor of this event, the Company is hosting an Analyst Day and an exhibit in Experience Square, located outside the NYSE.

To mark the occasion, R. Randall Rollins, Chairman of the Board, and Henry B. Tippie, Lead Director, will participate in The Closing Bell ceremony. These two men are making history at the NYSE, sharing the distinction of being the only two directors present for a company’s initial listing and its 50th anniversary. Rollins, Inc. is the 204th longest listed company on the NYSE.

R. Randall Rollins said, “This is a great achievement for us. We are proud of our heritage, including remaining at the forefront of the pest control service industry since acquiring Orkin in 1964. In the past 50 years, Rollins has grown from a few U.S. operations to a premier global consumer and commercial services company with more than 700 operations in 55 countries.”

Henry B. Tippie stated, “It is an honor to represent Rollins at this ceremony. During the past half century, the Company has changed tremendously, moving from the media communication industry to becoming the world’s pest control leader. The Company has built its success on never losing sight of its founding principles of integrity, hard work, innovation and dedication, which has benefitted its customers and employees. I am extremely privileged to have been a part of this journey.”

Meaningful Milestones

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In 1964, Rollins acquired Orkin for $62.4 million with reported sales of $37 million. In fiscal 1969, Rollins reported revenues of $106.3 million. At the end of fiscal 2017, the Company reported revenues of $1.7 billion.

•	In 1995, Orkin established its domestic franchise program, and in 2000, Orkin launched its first international franchise. Today, Orkin has 84 international franchises represented in 55 countries.

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In 1999, Orkin acquired Canada’s leading pest control company, PCO Services, now Orkin Canada. Since that time, the Company has become the parent of 18 leading pest control brands providing termite and pest control services to commercial and residential customers worldwide.

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In 2001, the Company established the Rollins Learning Center, a multi-million dollar hands-on training facility in Atlanta. Its state-of-the-art interactive distance learning system reaches employees worldwide. In 2017, Training magazine recognized Rollins, Inc. for the 12th time for the quality, commitment and investment in training its employees.

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For the past 20 consecutive years, Rollins has enjoyed increasing revenues and profits, and for the last 16 years, the Company’s Board of Directors has approved yearly dividend increases by a minimum of 12 percent. Additionally, Rollins has declared a special dividend for the past six years.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are indeed proud of Rollins’ achievements during the past 50 years. We attribute our success to the numerous contributions of our past and present employees who embrace our mission to be the world’s best service company. We are committed to enhancing value for our shareholders, and we are all enthusiastic about our Company’s future. We are also committed to providing excellent service for our customers, while offering more security and opportunities for our employees. We believe our dedication to these principles will enable Rollins to achieve growth and prosperity now and well into the future.”
Follow Along
A live stream of the bell ringing will be available starting at 3:55 p.m. ET at the following link: https://livestream.com/NYSE

About Rollins
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com,  www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that the Company can achieve growth and prosperity now and well into the future. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

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